EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Tutor Perini Corporation Announces Q1 2011 Results

•	Revenues of $615.3 million, compared to $865.1 million in Q1 2010

•	Net income of $6.9 million, compared to $20.9 million in Q1 2010

•	Diluted EPS of $0.14, compared to $0.42 in Q1 2010

•	Backlog of $4.2 billion, compared to $4.3 billion at Q4 2010

Sylmar, CA – May 5, 2011 - Tutor Perini Corporation (NYSE: TPC) (the “Company”), a leading civil and building construction company, today reported results for the first quarter ended March 31, 2011.

First Quarter Results
Revenues from construction operations were $615.3 million for the first quarter of 2011, as compared to $865.1 million for the first quarter of 2010. Net income was $6.9 million for the first quarter of 2011, as compared to $20.9 million for the first quarter of 2010.  Diluted earnings per common share were $0.14 for the first quarter of 2011, as compared to $0.42 for the first quarter of 2010.

The decrease in the operating results from the first quarter of 2010 primarily reflects the substantial completion of large hospitality and gaming work in the Building segment, an overall lag in the timing of the start-up of new work in backlog, and increased interest expense associated with the Company’s senior unsecured notes, issued in October 2010.

At March 31, 2011, working capital was $576.4 million, a decrease of $16.5 million from $592.9 million at December 31, 2010. On May 4, 2011, the Company amended its existing credit agreement, increasing the available borrowing capacity by $55 million to $359.5 million and extending the maturity date to May 2016 for the $260 million revolving line of credit and November 2012 for the $99.6 million supplemental line of credit.  The Company believes its financial position and credit arrangements are sufficient to support the Company’s current backlog, anticipated new work and acquisitions for which the Company has signed letters of intent.

Backlog at $4.2 billion
The backlog of uncompleted construction work at March 31, 2011 was $4.2 billion, compared to $4.3 billion backlog reported at December 31, 2010. The March 31, 2011 backlog includes new contract awards and adjustments to contracts in process that were added during the first quarter of 2011 totaling approximately $562.3 million, which includes the addition of approximately $190 million of backlog assumed through the acquisition of Fisk Electric Company, and a $108.1 million task order contract under the U.S. Department of State for containerized housing in southern Iraq.

Outlook
Guidance for the full year 2011 remains unchanged.  As previously provided, revenues are estimated to be in the range of $4.2 to $4.7 billion and diluted earnings per share are estimated to be in the range of $2.20 to $2.40 per share.

Ronald Tutor, Chairman and CEO, said: “We continue to benefit from the performance of our Civil operations and have capitalized on opportunities to acquire good companies who support our vertical and geographic expansion strategy.    We expect to achieve accretive earnings with all of the companies we acquire within a year of the acquisition.”

1st Quarter Conference Call
The Company will host a conference call at 1:30 PM Pacific Time on Thursday, May 5, 2011, to discuss the Company’s first quarter 2011 results. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (800) 706-7748 and enter the pass code 98638029. International callers should dial (617) 614-3473 and enter the pass code 98638029.

If you are unable to participate in the call at this time, a replay will be available on Thursday, May 5, 2011 at 4:30 PM Pacific Time, through Thursday, May 12, 2011. To access the replay dial (888) 286-8010 and enter the conference ID number 83799782. International callers should dial (617) 801-6888 and enter the same conference ID number 83799782.

About Tutor Perini Corporation
Tutor Perini Corporation (the “Company”) is a leading civil and building construction company offering diversified general contracting and design/build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures. We offer general contracting, pre-construction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including excavation, concrete forming and placement, steel erection, electrical and mechanical services, plumbing and HVAC. We are known for our major complex building project commitments as well as our capacity to perform large and complex transportation and heavy civil construction for government agencies and private clients throughout the world.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future and statements regarding future guidance and non-historical performance. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. The Company’s expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them. There can be no assurance that future developments affecting the Company will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's ability to successfully and timely complete construction projects; the Company’s ability to win new contracts and convert backlog into revenue; the potential delay, suspension, termination, or reduction in scope of a construction project; the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to the Company; the ability to retain certain members of management; the ability to obtain surety bonds to secure its performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects; possible changes or developments in international or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or not taken by third parties, including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Tutor Perini Corporation (NYSE)
Summary of Consolidated Operations
(Unaudited)
(In thousands, except per share data)

	For the Three Months Ended
	March 31,
	2011	2010
Revenues:
Building	$440,429	$686,284
Civil	128,825	124,660
Management services	46,035	54,131
TOTAL REVENUES	$615,289	$865,075

Gross profit	$62,463	$76,133
General and administrative expenses	43,950	41,976
Income from construction operations	18,513	34,157
Other income/(expense), net	(447)	345
Interest expense	(7,155)	(1,521)
Income before income taxes	10,911	32,981
Provision for income taxes	(3,982)	(12,048)
NET INCOME	$6,929	$20,933

BASIC EARNINGS PER COMMON SHARE	$0.15	$0.43

DILUTED EARNINGS PER COMMON SHARE	$0.14	$0.42

Weighted average common shares outstanding:
Basic	47,100	49,025
Effect of dilutive stock options and restricted stock units outstanding	762	337
Diluted	47,862	49,362

Selected Balance Sheet Data
(Unaudited)
(In thousands)

	March 31,	December 31,
	2011	2010

Total assets	$2,797,713	$2,779,220
Working capital	$576,387	$592,928
Long-term debt, less current maturities	$408,179	$374,350
Stockholders' equity	$1,323,600	$1,312,994

CONTACT:	Kekst and Company
Douglas Kiker, 212-521-4800
Or
Tutor Perini Corporation
Kenneth R. Burk, 818-362-8391
Executive Vice President, Chief Financial Officer